UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to ss. 240.14a-12

BERING EXPLORATION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid: _____________________________________________________________

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Bering Exploration, Inc.
710 N. Post Oak Road, Suite 410
Houston, Texas 77024
(713) 780-0806

January 10, 2012

To Our Shareholders:

You are cordially invited to attend the Special Meeting of Shareholders of Bering Exploration, Inc. to be held at the offices of Brewer & Pritchard, PC, 3 Riverway, Ste. 1800, Houston, Texas 77056, 10:00 A.M., Central Time, Monday, January 23, 2012.

Information about the Special Meeting, including matters on which shareholders will act, may be found in the notice of special meeting and proxy statement accompanying this letter.  We look forward to greeting in person as many of our shareholders as possible.

It is important that your shares be represented and voted at the meeting.  Whether or not you plan to attend the Special Meeting, please complete, sign, date, and promptly return the accompanying proxy by mail or by fax to (800) 861-1175.  Returning the proxy does NOT deprive you of your right to attend the Special Meeting.  If you decide to attend the Special Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely yours,

J. Leonard Ivins
Chief Executive Officer

Bering Exploration, Inc.
710 N. Post Oak Road, Suite 410
Houston, Texas 77024
(713) 780-0806
__________________________________________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
__________________________________________________________________

The Special Meeting of Shareholders of Bering Exploration, Inc. will be held at the offices of Brewer & Pritchard, PC, 3 Riverway, Ste. 1800, Houston, Texas 77056, 10:00 A.M., Central Time, Monday, January 23, 2012, for the following purposes:

1.
to approve the proposal to amend our Articles of Incorporation to effect one or a series of reverse stock splits of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect a reverse stock split and files any amendments to the Company’s articles of incorporation no later than December 31, 2012; and

2.	to approve our 2011 Stock Option 2011 Plan (the “2011 Plan”).

These business items are described more fully in the Proxy Statement accompanying this Notice.

Only shareholders who owned our common stock at the close of business on December 27, 2011, can vote at this meeting or any adjournments that may take place.  All shareholders are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible by mail or by fax at (800) 861-1175.  Your stock will be voted in accordance with the instructions you have given.  Any shareholder attending the meeting may vote in person even if he or she has previously returned a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

J. Leonard Ivins
Chief Executive Officer

Dated: January 10, 2012

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on January 23, 2012:  This Proxy Statement is available at:  www.beringexplore.com.

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE BY MAIL OR BY FAX AT (800) 861-1175 SO THAT YOUR SHARES WILL BE VOTED IF YOU ARE NOT ABLE TO ATTEND THE SPECIAL MEETING.

 BERING EXPLORATION, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 23, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Company’s board of directors (“Board of Directors”) for use at the Special Meeting of Shareholders to be held on January 23, 2012 at 10:00 A.M., Central Time (the “Special Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of shareholders.  The Special Meeting will be held at the offices of Brewer & Pritchard, PC, 3 Riverway, Ste. 1800, Houston, Texas 77056.  We intend to mail this Proxy Statement and accompanying proxy card to shareholders on or about January 10, 2012.  The Board of Directors of Bering Exploration, Inc., a Nevada corporation, prepared this Proxy Statement for the purpose of soliciting proxies for our Special Meeting of Shareholders. When you see the term “we,” “our,” the “Company,” it refers to Bering Exploration, Inc. and its subsidiaries.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s president, at the address of the Company’s executive offices noted above, written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.  Attendance at the Special Meeting will not, by itself, revoke a proxy.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum; Abstentions and Broker Non-Votes

Our common stock is the only type of security entitled to vote at the Special Meeting.  Only shareholders of record at the close of business on December 27, 2011 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting.  At the close of business on the Record Date, there were 53,899,189 shares of common stock outstanding and entitled to vote.  Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.  Shares of common stock may not be voted cumulatively.

Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made.  Where no specifications are given, such proxies will be voted “FOR” the approval of the proposal to effect one or a series a reverse splits of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect the reverse stock split and file any amendments to the Company’s articles of incorporation (if necessary) no later than December 31, 2012, and “FOR” the approval of the 2011 Plan.  It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting.  If, however, any matter not described in this Proxy Statement is properly presented for action at the Special Meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their own discretion.

The required quorum for the transaction of business at the Special Meeting is a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the Special Meeting, whether present in person or represented by proxy.  Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining.  Shares of stock represented by “broker non-votes” (i.e., shares of stock held in record name by brokers or nominees) as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter, will be treated as present for purposes of determining a quorum.

Voting

Proposal 1.  Approval of the proposal to effect a reverse split of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, requires the affirmative votes of holders of a majority of the shares of common stock issued and outstanding.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

Proposal 2.  The approval of the 2011 Plan requires an affirmative vote of a majority of the shares of common stock.  Abstentions and broker non-votes will not be counted as having been voted on the proposal to approve the 2011 Plan and will have the effect of voting against the proposal.

Solicitation

The cost of soliciting proxies will be borne by the Company.  In addition to soliciting shareholders by mail and through its regular employees, the Company will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners and the Company may reimburse these parties for their reasonable out-of-pocket costs.  The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Dissenter’s Rights

Neither Nevada law nor our articles of incorporation or bylaws provide our shareholders with dissenters’ rights in connection with any of the matters contained in this proxy statement.

Shareholder Proposals

In order for shareholder proposals intended to be presented at the next annual meeting of shareholders to be eligible for inclusion in the corporation's proxy statement and the form of proxy for such meeting, they must be received by the Corporation at its principal executive offices a reasonable time before the Company prints its proxy materials for the meeting.  In addition, if the Corporation does not receive notice of a shareholder proposal within a reasonable time before the Corporation mails its proxy materials to the shareholders, then the proxies solicited by the Board of Directors may confer on the proxy committee discretionary authority to vote on the shareholder proposal.   The Board of Directors has not determined when there will be another annual meeting of the shareholders.

PROPOSAL NUMBER 1 – APPROVAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION EFFECT A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT A RATIO OF NOT LESS THAN 1-FOR-2 AND NOT GREATER THAN 1-FOR-12

General

Our Board of Directors have recommended that the Company implement one or a series of reverse splits of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect the reverse stock split no later than December 31, 2012.  Each reverse split will be effective upon the filing of an amendment to our Articles of Incorporation with the Nevada Secretary of State.

Neither the number of authorized shares of the Company nor the par value of the shares of our common stock will be changed in connection with the reverse splits.  The Board considered reducing the number of authorized shares of common stock, but determined that the availability of additional shares was necessary in order for the Company to consummate future financing transactions or business combinations.  The availability of additional shares will also permit the Board to issue shares, or instruments convertible into or exercisable for such shares, for corporate purposes.

Any reverse splits will be realized simultaneously and in the same ratio for all shares of the common stock.  All holders of common stock will be affected uniformly by the reverse splits, which will have no effect on the proportionate holdings of any of our shareholders, except for possible changes due to the treatment of fractional shares resulting from the reverse splits.  In lieu of issuing fractional shares, the Company will round up in the event a shareholder would be entitled to receive less than one share of common stock.  In addition, the splits will not affect any holder of our common stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of common stock will remain fully paid and non-assessable.

Board Discretion to Implement Reverse Stock Splits

The Board of Directors believes that the approval of one or a series reverse stock splits at a ratio range (rather than an exact reverse stock split ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock splits.  A reverse stock split would be effected, if at all, only upon a determination by the Board of Directors that the split is in the best interests of our Company and our shareholders at that time. In connection with any determination to effect the reverse stock split, the Board of Directors would set the timing for the split and select the specific ratio within the range. No further action on the part of our shareholders would be required to either implement or abandon any reverse stock split.  If the Board of Directors does not implement any reverse stock splits prior to December 31, 2012, then the authority granted to the Board of Directors to implement any reverse stock splits will terminate. At any time prior to the effectiveness of a reverse stock split, the Board of Directors may abandon such split if it determines in its sole discretion that this proposal is no longer in the best interests of our Company and our shareholders.  In determining whether to proceed with a reverse stock split, and if implemented, the exact ratio for a reverse stock split, our Board of Directors will consider, among other factors:

1.	the per share price of our common stock at the time of a decision to proceed with a reverse stock split;
2.	the number of authorized shares that will remain available for issuance after giving effect to the reverse stock split;
3.	the historical fluctuations or patterns in the trading price and volume of our common stock;
4.	projections for our financial condition and results of operations over various time horizons;
5.	potential acquisition or financing opportunities; and
6.	then current market conditions in our industry and in the broader market.

Reasons for the Proposal

The Company does not currently have any plans or arrangements to acquire any new specific business or company or to issue the additional shares of Company common stock authorized.  The primary purpose for effecting a reverse split is to facilitate investment in the Company and to create more credibility for the Company by having fewer shares with a potentially higher trading share price.  The Company also believes that effecting a reverse split will provide better flexibility in acquiring operating businesses and raising additional capital in the future.  Among other things, a reverse split will make available shares for future activities that are consistent with our growth strategy, including, without limitation, completing financings, establishing strategic relationships, and acquiring or investing in complementary businesses or products.

In determining to recommend a reverse split, and in light of the foregoing, our Board of Directors considered, among other things, that a sustained higher per share price of our common stock, which should result from a reverse split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company.  Our Board of Directors has determined that investors who would otherwise be potential investors in our common stock would prefer to invest in shares that trade in a price range higher than the range in which our common stock currently trades.  On December 23, the closing sale price of our common stock on the Pink Sheets was $0.12 per share.  In theory, implementing one or a series of reverse splits should cause the trading price of a share of our common stock after such reverse splits to be between two and twelve times what it would have been if no reverse splits had taken place, depending on the ratios selected by the Board of Directors.  This, however, will not necessarily be the case.

In addition, our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels.  For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks.  Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks.  Our Board of Directors believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of a reverse split, some of these concerns may be ameliorated.  The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of our common stock.

The Board does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Principal Effects of the Reverse Split

Any reverse split will affect all holders of our common stock uniformly and will not change the proportionate equity interests of such shareholders, nor will the respective voting rights and other rights of holders of our common stock be altered, except for possible changes due to the treatment of fractional shares resulting from a reverse split, as described below.  The par value of the Company’s common stock will not change as a result of any reverse split, and will remain at $0.001 regardless of the ratios determined by the Board of Directors for a reverse split.

The following table sets forth the approximate percentage reduction in the outstanding shares of the Company’s common stock and the approximate number of shares of the Company’s common stock that would be outstanding as a result of several possible ratios for a reverse split.

Proposed Reverse Split Ratio	Percentage Reduction in Shares Outstanding	No. Shares Authorized	No. Shares Issued and Outstanding(1)	No. of Shares Reserved but Unissued(2)	No. Shares Authorized, Unreserved, and Unissued(1)(2)
Current	-	500,000,000	53,899,189	460,000	445,640,811
Assuming a 1-for-2 reverse split	50%	500,000,000	26,949,595	230,000	472,820,405
Assuming a 1-for-3 reverse split	67%	500,000,000	17,966,397	153,334	481,880,269
Assuming a 1-for-4 reverse split	75%	500,000,000	13,474,798	115,000	486,410,202
Assuming a 1-for-5 reverse split	80%	500,000,000	10,779,838	92,000	489,128,162
Assuming a 1-for-6 reverse split	83%	500,000,000	8,983,199	76,667	490,940,134
Assuming a 1-for-7 reverse split	86%	500,000,000	7,699,885	65,715	492,234,400
Assuming a 1-for-8 reverse split	88%	500,000,000	6,737,399	57,500	493,205,101
Assuming a 1-for-9 reverse split	89%	500,000,000	5,988,799	51,112	493,960,089
Assuming a 1-for-10 reverse split	90%	500,000,000	5,389,919	46,000	494,564,081
Assuming a 1-for-11 reverse split	91%	500,000,000	4,899,927	41,819	495,058,254
Assuming a 1-for-12 reverse split	92%	500,000,000	4,491,600	38,334	495,470,066

(1)	Based on 53,899,189 shares of the Company’s common stock issued and outstanding as of December 27, 2011.

(2)	Based on 460,000 shares of common stock underlying outstanding warrants, but excludes shares of common stock that may be issued upon the conversion of outstanding promissory notes.

Even if the Board of Directors elects to implement a series of reverse splits, in no event will the proportionate number of issued and outstanding shares of common stock be reduced at a ratio of more than 1-for-12.  For example, if the Board of Directors elects to effect a 1-for-4 reverse split, then the Board could affect a subsequent reverse split, but at a ration no greater than 1-for-3.  Shareholders should also recognize that once a reverse split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by a number between two and twelve).  While we expect that a reverse split will result in an increase in the per share price of our common stock, a reverse split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding.  It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding.  The history of similar reverse splits for companies in similar circumstances is varied.

Once a reverse split is effected and should the per share price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse split.  Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after a reverse split.

 In addition, a reverse split will likely increase the number of shareholders who own “odd lots” (stockholdings in amounts of less than 100 shares).  Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.  Any reduction in brokerage commissions resulting from a reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by any reverse split.

Finally, the number of authorized but unissued and unreserved shares of our common stock relative to the number of issued and reserved shares of our common stock will be increased.  This increased number of authorized but unissued and unreserved shares of our common stock could be issued by the Board without further shareholder approval, which could result in dilution to the holders of our common stock.

The increased proportion of unissued and unreserved authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect.  For example, the issuance of a large block of common stock could dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction.  However, the reverse splits have not been authorized in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company.  The Company’s articles of incorporation do not currently contain provisions having an anti-takeover effect.  Other than the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our articles of incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our Company.

Exchange Act Matters

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  Any reverse split, if implemented, will not affect the registration of our common stock under the Exchange Act or our reporting or other requirements thereunder.  Our common stock is currently traded, and following a reverse split will continue to be traded, on the Pink Sheets.  However, our common stock will be traded under a new symbol, which we will request once a reverse stock split is complete.  Note, however, that the CUSIP number for our common stock will also change in connection with the reverse split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Accounting Matters

The reverse split will not affect total shareholders’ equity on our balance sheet.  As a result of any reverse split, the stated capital component attributable to our common stock will be reduced to an amount equal to between one-half and one-sixth of its present amount and the additional paid-in capital component will be increased by the amount by which the stated capital component is reduced.  The per share net loss and net book value per share of our common stock will be increased as a result of a reverse split because there will be fewer shares of our common stock outstanding.

Tax Consequences

Each shareholder is urged to consult with such stockholder’s tax advisor with respect to any potential tax consequences of the reverse stock split.

Procedure for Effecting a Reverse Split

If approved, a reverse split will become effective as of the date of filing an amendment to our Articles of Incorporation with the Nevada Secretary of State, with such date being referred to as the “effective time.”  At the effective time, each lot of between two and six shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of common stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented pre-split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-split shares.  However, a shareholder will not be entitled to receive any dividends or distributions payable after the reverse splits are effective until that shareholder surrenders and exchanges his or her certificates.

The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective time, a letter of transmittal will be sent to our shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures set forth in the letter of transmittal.  No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.  Direct registration accounts and any new stock certificates that are issued after a reverse split becomes effective will give effect to the reverse split.  SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Currently our common stock is quoted on the Pink Sheets under the symbol “BERX.” In connection with a reverse split, our common stock will change its current CUSIP number.  This new CUSIP number will appear on any new certificates representing post-split shares of our common stock.

Vote Required

Approving the proposal to amend our Articles of Incorporation effect a reverse split at a ratio of note less than 1-for-2 and not greater than 1-for-12 requires the vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Special Meeting.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORAITON TO EFFECT ONE OR A SERIES OF REVERSE SPLITS OF THE COMPANY’S COMMON STOCK AT A RATIO OF NOTE LESS THAN 1-FOR-2 AND NOT GREATER THAN 1-FOR-12.

PROPOSAL NUMBER 2
APPROVAL OF THE 2011 STOCK OPTION PLAN

Background Information

The Board of Directors adopted the 2011 Plan in October 2011.  The purpose of the 2011 Plan is intended to advance the best interests of the Company, its affiliates and shareholders by providing key employees, officers, directors and consultants who have substantial responsibility for the management and growth of the Company and its affiliates with additional incentives and an opportunity to obtain or increase their proprietary interests in the Company, thereby encouraging them to continue in the employ of the Company or any of its affiliates.

The following is a summary of the 2011 Plan which is qualified in its entirety by the 2011 Plan attached hereto as Annex A.

General Administration of the Plan

The 2011 Plan will be administered by the Company’s Board of Directors until such time as it forms as Compensation Committee, which will thereafter be responsible for administration of the Plan.  The Board of Directors will be authorized to grant to key employees and consultants of the Company awards in the form of stock options, stock appreciation rights, performance stock and shares of common stock.

In the event the Company forms a Committee, it is intended that the Committee shall at all times be comprised solely of at least two members who are both “non-employee directors” as defined in Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as defined as a member who satisfies Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that in the event two such directors are not available to serve in such roles, the failure to meet this requirement shall not affect the validity of any grants under this 2011 Plan.

The Board of Directors has the authority to amend awards and to accelerate vesting and/or exercisability of awards, provided that it cannot amend an outstanding option to reduce its exercise price or cancel an option and replace it with an option with a lower exercise price.

Eligibility

The Board of Directors will select grantees from among the key employees, officers, directors and consultants of the Company and its subsidiaries.  The eligible participants will be those who, in the opinion of the Board of Directors, have the capacity for contributing in a substantial measure to the successful performance of the Company.  In the event the Company forms a Compensation Committee, no member of the Committee may receive any award under the 2011 Plan if to do so would cause the individual not be a “non-employee director” or “outside director.”  The Board of Directors may designate one or more individuals who shall not be eligible to receive any award under the 2011 Plan.

Shares Subject to the Plan

Subject to adjustment as described below, a maximum of 8,000,000 shares of Company common stock may be issued under the 2011 Plan on a pre-reverse split basis.  If an award terminates or expires without shares of Company common stock being issued, then the shares that were subject to the award will again be available for grant.  The shares may be authorized and unissued shares or treasury shares.  In the event of a stock split, stock dividend, spin-off, or other relevant change affecting the Company’s common stock, the Board of Directors shall make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event.  Shares withheld in order to cover tax withholding obligations shall reduce the number of shares of common stock available for issuance under the 2011 Plan.  The Board of Directors may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting, and make adjustments pursuant to the 2011 Plan.  The maximum number of shares that may be covered by options or stock appreciation rights (“SARs”) (other than a substitution award) issued to an eligible person in any calendar year may not exceed 3,000,000 shares on a pre-reverse split basis.

Types of Awards Under the Plan

Stock Options

The Board of Directors may grant awards in the form of options to purchase shares of the Company’s common stock.  With regard to each such option, the Board of Directors will determine the number of shares subject to the option, the manner and time of the exercise of the option, and the exercise price per share of stock subject to the option; provided however, that the exercise price of any “Incentive Option” (as defined in the 2011 Plan) may not be less than the greater of (i) 100% of the fair market value of the shares of Company common stock on the date the option is granted, or (ii) the aggregate par value of the shares of stock on the date the option is granted.  In the case of any 10% shareholder, the price at which shares of stock may be purchased under an Incentive Option shall not be less than 110% of the fair market value of the stock on the date of grant.  The exercise price may, at the discretion of the Board of Directors, be paid by a participant in cash, shares of Company common stock or a combination thereof.  The period of any option shall be determined by the Board of Directors, but no Incentive Option may be exercised later than 10 years after the date of grant.  In the case of a 10% Stockholder, no Incentive Option shall be exercisable after the expiration of five years from the date of grant.  The aggregate fair market value, determined at the date of grant of the Incentive Option, of Company common stock for which an Incentive Option is exercisable for the first time during any calendar year as to any participant shall not exceed the maximum limitation as provided in Section 422 of the Code.  Unless expressly provided for in the option grant, an option shall terminate three months after severance of employment, other than for death or severance for disability.  Upon death or severance for disability the option shall terminate on the earlier of the expiration date or six months after the death or disability.

Stock Appreciation Rights

The 2011 Plan also authorizes the Board of Directors to grant SARs.  Upon exercising a SAR, the holder receives for each share with respect to which the SAR is exercised, an amount equal to the difference between the exercise price (which may not be less than the fair market value of such share on the date of grant unless otherwise determined by the Board of Directors) and the fair market value of the Company common stock on the date of exercise.  At the Board of Director’s discretion, payment of such amount may be made in cash, shares of Company common stock or a combination thereof.  Each SAR granted will be evidenced by an agreement specifying the terms and conditions of the award, including the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability of the SAR.  No SAR may have a term of greater than 10 years.  Unless expressly provided for in the SAR, a SAR shall terminate three months after severance of employment, other than for death or severance for disability.  Upon death or severance for disability the SAR shall terminate on the earlier of the expiration date or six months after the death or disability.

Reload Options

Under the plan, the Board of Directors may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. The Board of Directors determines the terms, conditions, restrictions and limitations of the stock reload options, provided that any reload option (a) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of the original option; (b) shall have an expiration date which is the greater of (i) the same expiration date of the original option the exercise of which gave rise to the reload option or (ii) one year from the date of grant of the reload.  Any reload option shall have an exercise price which is equal to one hundred percent (100%) of the fair market value of the common stock subject to the reload option on the date of exercise of the original option.   A reload option which is an Incentive Option and which is granted to a 10% Stockholder shall have an exercise price which is equal to one hundred ten percent (110%) of the fair market value of the common stock subject to the reload option on the date of exercise of the original option and shall have a term which is no longer than five (5) years.

Common Stock

Under the 2011 Plan, the Board of Directors may award restricted or unrestricted shares of the Company’s common stock to eligible persons from time to time and subject to certain restrictions as determined by the Board of Directors.  The nature and extent of restrictions or vesting on such shares, the duration of such restrictions or vesting, and any circumstance which could cause the forfeiture of such shares shall be determined by the Board of Directors.  The Board of Directors will also determine the effect of the termination of employment of a recipient of shares of common stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions. The Board of Directors may award shares of stock, without any cash payment for such shares or without any restrictions, to designated eligible persons for services rendered to the Company. The stock may be awarded at, above or below the fair market value on the date of grant.  The designation of a stock award shall be made by the Board of Directors in writing at any time after such eligible person has provided value to the Company (or within such period as permitted by IRS regulations).  The Board of Directors reserves the right to make adjustments in the amount of an award if in its discretion unforeseen events make such adjustment appropriate.  The Company may award shares, without any cash payment for such shares without restrictions, to eligible persons for services rendered to the Company.

Performance Shares

The 2011 Plan permits the Board of Directors to grant awards of performance shares to eligible persons from time to time.  These awards are contingent upon the achievement of certain performance goals established by the Board of Directors.  The length of time over which performance will be measured, the performance goals, and the criteria to be used in determining whether and to what degree the goals have been attained will be determined by the Board of Directors.  The Board of Directors will also determine the effect of termination of employment of a grantee (by reason of death, retirement, disability or otherwise) during the performance period. No individual may receive performance stock awards in any calendar year covering more than 300,000 shares of common stock.

Change in Control

In order to preserve the rights of participants in the event of a Corporate Transaction (as defined in the 2011 Plan), an unexercised option may be accelerated, at the discretion of the Board of Directors, so that they shall immediately prior to the specified effective date for the Corporate Transaction become 100% vested and exercisable; provided however, that any unexercised option shall not accelerate if and to the extent such option is, in connection the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a  comparable award by the successor corporation.  All outstanding options may be canceled by the Board of Directors as of the effective date of any Corporate Transaction.  After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each eligible person may have his Restricted Stock and shares earned under a Performance Stock Award appropriately adjusted based on the manner the stock was adjusted under the terms of the agreement of merger or consolidation.  The Board of Directors will make similar adjustments, as appropriate, in outstanding Stock Appreciation Rights.

Amendment and Termination of the Plan

The Board of Directors at any time terminate, and from time to time may amend or modify the 2011 Plan provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the 2011 Plan to satisfy any applicable statutory or regulatory requirements, of if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.  Except as specifically provided otherwise, no such amendment, modification, or termination of the 2011 Plan shall affect adversely in any material way any award previously granted without the written consent of the person holding such award.

Federal Income Tax Consequences

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards made under the 2011 Plan.

Exercise of Incentive Option and Subsequent Sale of Shares

A participant who is granted an Incentive Option does not realize taxable income at the time of the grant or at the time of exercise.  If the participant makes no disposition of shares acquired pursuant to the exercise of an Incentive Option before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”) any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss).  Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition.  Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income.  Finally, in addition to the ordinary income described above, the participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, and shall be long-term or short-term capital gain depending on the participant’s post-exercise holding period for such shares.

Special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares, but generally it does not materially change the tax consequences described above.  However, the exercise of an Incentive Option with shares which are, or have been, subject to an Incentive Option, before such shares have satisfied the statutory holding period, generally will result in the disqualifying disposition of the shares surrendered.

Notwithstanding the favorable tax treatment of Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, an Incentive Option is generally treated in the same manner as a nonqualified stock option.  Accordingly, a participant must generally include as alternative minimum taxable income for the year in which an Incentive Option is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares.  However, to the extent a participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the optionee’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee’s calculation of alternative minimum taxable income in such calendar year.

Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A participant who is granted a nonqualified stock option does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.

Upon the subsequent disposition of shares acquired through the exercise of a nonqualified stock option, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-exercise holding period for such shares. As a result of Section 409A of the Code, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock on the date of grant must have fixed exercise dates or meets another exception permitted by Section 409A to avoid early income recognition in the year of vesting.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

A participant who has been granted an award of restricted stock does not realize taxable income at the time of the grant.  When the restrictions lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.  Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for such shares after their restrictions lapse.

Under Section 83(b) of the Code, a participant who receives an award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock.  Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares.  If, after making the election, a participant forfeits any shares of restricted stock, or sells restricted stock at a price below its fair market value on the date of grant, such participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

SARs, Performance Shares and Stock Awards

A participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such participant.

A participant who has been awarded a performance share or a stock award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

The ordinary income recognized by a participant in connection with a SAR, performance share or a stock award is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.

To the extent, if any, that shares are delivered to a participant in satisfaction of either the exercise of a SAR or the payment of a performance share or stock award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post- delivery holding period for such shares.

New Plan Benefits

Future grants and awards under the 2011 Plan, which may be made to Company executive officers, directors, consultants and other employees, are not presently determinable.

Information Regarding Options Granted

No grants and awards under the 2011 Plan have been made to Company executive officers, directors, consultants and other employees.  If the shareholders approve the 2011 Plan, such grants and awards will be made at the discretion of the Compensation Board of Directors or the Board of Directors in accordance with the compensation policies of the Compensation Board of Directors.

Adoption of the Plan

In October 2011, our Board of Directors, believing it to be in the best interests of the Company, adopted the 2011 Plan.

Vote Required

Approving the 2011 Plan requires the vote of holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Special Meeting.  Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE 2011 PLAN.
EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our Chief Executive Officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Other Compensation ($)	Total ($)
J. Leonard Ivins
Chief Executive Officer	2011	-	40,000	-	-	40,000
	2010	-	6,400	-	-	6,400
	2009	-	-	-	146,250	146,250

Steven M. Plumb, CPA(1)	2011	10,000	-	-	-	10,000

(1)  The Company has retained Clear Financial Solutions, Inc., a consulting firm owned by Mr. Plumb, to provide interim chief financial officer services at the rate of $2,500 per month.  In July 2011, Mr. Plumb’s monthly compensation was increased to $5,000 per month.  Mr. Plumb’s services were retained in December 2010.

Outstanding Equity Awards at Fiscal Year End Table

The table below sets forth information with respect to our named executive officers regarding the value of equity compensation as of March 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
J. Leonard Ivins	-0-	-0-	-0-	-0-	n/a
Steven M. Plumb	-0-	-0-	-0-	-0-	n/a

Employment and Consulting Agreements

In December 2010, the Company entered into an agreement with Clear Financial Solutions, Inc., a consulting firm owned by Mr. Plumb, to provide interim chief financial officer services at the rate of $2,500 per month.  In July 2011, Mr. Plumb’s monthly compensation was increased to $5,000 per month.  In October 2011, the Company entered into an agreement with Mr. Frederick Huttner to serve as the Company’s President.  Mr. Huttner’s compensation consists of 5,000,000 shares of the Company’s restricted common stock.  Other than the agreements with Clear Financial Solutions, Inc. and Mr. Huttner, the Company is not party to any employment or consulting agreements with its named executive officers.

Director Compensation

Directors who are also employees do not receive any additional compensation for serving as a director.  No director received any fee for his services during the last fiscal year.

Compensation Committee Interlocks and Insider Participation

The board has not established any committees and, accordingly, the entire board serves as the audit, compensation, and nomination committee. None of our executive officers serves or have served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 27, 2011 (i) by each person who is known by us to beneficially own more than 5% of our common stock, (ii) by each of our officers and directors, and (iii) by all of our officers and directors as a group.  The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.  As of December 19, 2011, there were 53,899,189 shares of common stock outstanding.

Name and Address of Owner(1)	Number of Shares Owned	Percentage of Class
Kevan Casey(2)	7,938,875	14.7%
Xie Rui	5,626,225	10.4%
Frederick Huttner(3)	5,289,076	9.8%
Jerry Walters	5,000,000	9.3%
VASHB Group, LLC(5)	1,170,640	2.2%

Named Executive Officers and Directors:
J. Leonard Ivins	1,484,259	2.8%
Frederick Huttner(3)	5,289,076	9.8%
Steven M. Plumb(5)	1,170,640	2.2%
Kevan Casey(2)	7,938,875	14.7%
All Officers and Directors as a Group (3 persons)	15,882,850	29.5%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is Bering Exploration, Inc., 710 N. Post Oak Road, Suite 410, Houston, Texas 77024.

(2)
Kevan Casey is the beneficial owner of the following shares of common stock: 33,738 shares of common stock; 5,594,350 shares of common stock held by Jinsun, LLC, a limited liability company of which Mr. Casey is the sole member; 1,170,790 shares of common stock held by KM Casey No. 1, LTD, a limited liability partnership of which Mr. Casey is the controlling partner; and 1,139,997 shares of common stock held in the name of Silver Star Holdings, of which Mr. Casey is the sole owner.

(3)
Frederick Huttner is the beneficial owner of the following shares of common stock: 5,144,538 shares of common stock and 144,538 shares of common stock held by Spyglass Capital Management, LLC, a limited liability company of which Mr. Huttner is the sole member.

(4)
Scott Gann is the beneficial owner of the following shares of common stock: 1,895,600 shares of common stock held by Lee Bear I, LLC a limited liability company of which Mr. Gann is the managing member; 1,895,600 shares held in a brokerage account by Joseph R. Lee over which Mr. Gann exercises control; and 350,000 shares of common stock held by Sun Bear, LLC, a limited liability company of which Mr. Gann is the managing member.

(5)
VASHB Group, LLC, a limited liability company of which Steven M. Plumb owns a minority interest, owns 1,170,640 shares.  Mr. Plumb is not an officer, director or manager of VASHB Group, LLC, and as a result has no investment control over the securities held by VASHB Group, LLC.  Mr. Plumb disclaims any beneficial interest in the shares owned by VASHB Group, LLC to the extent of his pecuniary interest therein.

OTHER MATTERS

The Board knows of no other business to come before the Special Meeting.  However, if any other matters are properly brought before the Special Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on those matters.

Record Date

Our Board of Directors has fixed the close of business on December 27, 2011, as the record date for the determination of shareholders who are entitled to receive this information statement.  There were 53,899,189 shares of our common stock issued and outstanding on the Record Date.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters.  You may access and read our SEC filings, including this proxy statement and all of the exhibits to the registration statement, through the SEC’s website (http:www.sec.gov).  This site contains reports and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room 100 F Street NE, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

By Order of the Board of Directors

J. Leonard Ivins
Chief Executive Officer

January 10, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY BY MAIL OR BY FAX AT (800) 861-1175. YOU MAY ALSO VOTE ONLINE BY VISITING WWW.SHAREHOLDERVOTE.INFO.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING.  IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

Bering Exploration, Inc.
710 N. Post Oak Road, Suite 410
Houston, Texas 77024
(713) 780-0806

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MONDAY, JANUAY 23, 2012

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints J. Leonard Ivins and Steven Plumb and each of them (with full power to act without the other), as proxies, each having full power to substitute, to represent and to vote, as designated below, all shares of stock of Bering Exploration, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of the Company to be held Monday, January 23, 2012, at the offices of Brewer & Pritchard, PC, 3 Riverway, Ste. 1800, Houston, Texas 77056 at 10:00 A.M. prevailing local time, and any adjournment thereof, with respect to matters set forth below and described in the Notice of Special Meeting and Proxy Statement dated January 10, 2012.

All other proxies heretofore given by the undersigned to vote shares of stock of Bering Exploration, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting or any adjournment thereof are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof as set forth in the Proxy Statement.

Please sign and date this proxy and return in promptly whether you expect to attend the meeting or not. If you do attend the meeting you may vote in person.

Using a black ink pen, mark your votes with an X as shown in this example: ☒  Please do not write outside the designated areas.

Special Meeting Proxy Card

A     Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2

		For	Against	Abstain
1.
To approve the proposal to amend our Articles of Incorporation to effect one or a series of reverse stock splits of the Company’s common stock at a ratio of not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect a reverse stock split and files any amendments to the Company’s articles of incorporation no later than December 31, 2012
		☐	☐	☐

		For	Against	Abstain
2.	To approve the 2011 Stock Option Plan	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

B     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign it exactly as your name or names appear on your share. If signing as an attorney, executor, administrator, guardian or trustee, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer or officers.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Central Time, on January 23, 2012.

Vote by Mail:

Bering Exploration, Inc.
Attn: Corporate Secretary
710 N. Post Oak Road, Suite 410
Houston, Texas 77024

Vote by fax:

Fax proxy to (800) 861-1175